EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-43696, 333-51983, 333-121196, 333-157681, 333-157682, 333-174601 and 333-199880) of MSA Safety Incorporated of our report dated February 25, 2015, except for the effects of the change in presentation of deferred taxes discussed in Note 1, and the effects of the change in the composition of reportable segments discussed in Note 7, as to which the date is February 29, 2016, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 29, 2016